Exhibit 10.3.2

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of June 30, 2008, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and BG MEDICINE, INC., a Delaware corporation with its chief executive office located at 610 Lincoln Street, Waltham, Massachusetts 02451.

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of November 9, 2007, evidenced by, among other documents, a certain Loan and Security Agreement dated as of November 9, 2007, between Borrower and Bank, as amended by that certain First Loan Modification Agreement dated as of March 28, 2008, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by (a) the Collateral as described in the Loan Agreement and (b) the Intellectual Property Collateral as described in a certain Intellectual Property Security Agreement dated as of November 9, 2007 between Borrower and Bank (the “IP Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.	DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall by amended by deleting the following text, appearing in Section 2.1.1(b):

“Notwithstanding the foregoing, if the Financing Event occurs on or before June 30, 2008, at Borrower’s election, which shall be exercised by written notice to Bank on or before June 30, 2008, the Bridge Loan Maturity Date shall be extended and the aggregate outstanding Obligations under the Bridge Loan shall repaid as follows:

(i) Commencing on July 1, 2008, and continuing on the Payment Date of each month thereafter, the Bridge Loan shall be repaid in (i) thirty (30) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a). All unpaid principal and accrued interest is due on the Bridge Loan Maturity Date.”

and inserting in lieu thereof:

“Notwithstanding the foregoing, if the Financing Event occurs on or before July 15, 2008, at Borrower’s election, which shall be exercised by written notice to Bank on or before July 15, 2008, the Bridge Loan Maturity Date shall be extended and the aggregate outstanding Obligations under the Bridge Loan shall repaid as follows:

(i) Commencing on July 16, 2008, and continuing on the Payment Date of each month thereafter, the Bridge Loan shall be repaid in (i) thirty (30) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a). All unpaid principal and accrued interest is due on the Bridge Loan Maturity Date.”

2.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“ “Bridge Loan Maturity Date” is June 30, 2008. Notwithstanding the foregoing, if (a) the Financing Event has occurred, and (b) Borrower elects to extend the payment period pursuant to Section 2.1.1(b), the Bridge Loan Maturity Date shall he October 1, 2010.”

“ “Financing Event” shall mean receipt of unrestricted net cash proceeds by the Borrower, after the Funding Date of the Second Bridge Loan Advance but an or before June 30, 2008, from the closing of an equity round of financing with investors reasonably acceptable to the Lenders, in the amount of at least Fifteen Million Dollars ($15,000,000.00).”

and inserting in lieu thereof the following:

“ “Bridge Loan Maturity Date” is July 15, 2008. Notwithstanding the foregoing, if (a) the Financing Event has occurred, and (b) Borrower elects to extend the payment period pursuant to Section 2.1.1(b), the Bridge Loan Maturity Date shall be October 1, 2010.”

“ “Financing Event” shall mean receipt of unrestricted net cash proceeds by the Borrower, after the Funding Date of the Second Bridge Loan Advance but on or before July 15, 2008, from the closing of an equity round of financing with investors reasonably acceptable to the Lenders, in the amount of at least Fifteen Million Dollars ($15,000,000.00).”

4. RATIFICATION OF IP SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement, and acknowledges, confirms and agrees that said IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Security Agreement, except to the extent such listing is updated by the information contained in Exhibit A, and shall remain in full force and effect.

5. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 9, 2007, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof, except to the extent such disclosure is updated by the information contained in Exhibit B attached hereto.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement in modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

BG MEDICINE, INC.		SILICON VALLEY BANK

By:	/s/ Mark D. Shooman	By:	/s/ Adam J. Millsom
Name:	Mark D. Shooman	Name:	Adam J. Millsom
Title:	CFO and Treasurer	Title:	Relationship Manager

EXHIBIT A

EXHIBIT B

1.	The account referred to in I (h) (2) is now held at SVB Asset Management

2.	The tax appeal indicated in 7 has been paid.